Exhibit 1

ASX

RELEASE

6 September 2013

Moody’s reduces rating on subordinated debt of Australian banks

Moody’s Investors Service (Moody’s) has, as a result of the review it commenced in June 2013, downgraded the subordinated debt ratings for the Basel II compliant securities of eight Australian banking groups.

Moody’s review has led to the downgrade of Westpac’s subordinated debt (Lower Tier II) to A2 from Aa3 and the downgrade of junior subordinated debt (Upper Tier II) to A3 from A2. The outlook on these ratings is now stable.

Westpac’s senior obligation ratings and rating outlook have remained unchanged.

Moody’s indicated that the downgrade of subordinated debt securities “… does not reflect any change in the banks’ intrinsic credit quality. Moody’s continues to rate Australian banks amongst the very strongest in the world on a stand-alone basis.”

A copy of the Moody’s announcement dated 5 September 2013 is attached.

[ENDS]

For Further Information

Media Enquiries:	Investor Enquiries:
Jan Chessell	Andrew Bowden
Senior Manager Media	Head of Investor Relations
TEL 02 8253 0753	TEL 02 8253 4008
MOB 0403 648 383	MOB 0438 284 863
Email jchessell@westpac.com.au	Email andrewbowden@westpac.com.au

WESTPAC BANKING CORPORATION ABN 33 007 457 141

Rating Action: Moody’s downgrades Australian bank subordinated debt on increasing bail-in risk

Global Credit Research - 05 Sep 2013

Sydney, September 05, 2013 -- Sydney, September 04, 2013 -- Moody’s Investors Service downgraded the subordinated debt (Lower Tier II) ratings and selected junior subordinated debt (Upper Tier II) ratings for the Basel II compliant securities of eight Australian banking groups. The banks’ senior obligation ratings and their stand-alone baseline credit assessments were not affected.

Moody’s removed uplift for systemic support from subordinated debt ratings in Australia, concluding a review commenced on 3 June 2013. As a consequence, the subordinated debt ratings of Australia’s larger banks were lowered by two notches, while the subordinated debt ratings of regional banks were lowered by one notch.

The rating outlooks for all the banks are now stable. A list of affected ratings can be found at the end of this press release.

RATINGS RATIONALE

“The downgrade reflects the increasing international trend of selectively imposing losses on holders of junior- ranking securities (creditor “bail-in”) as a pre-condition for an ailing bank to receive public-sector support”, says Patrick Winsbury, a Moody’s Senior Vice President.

“We recognize that Australian bank supervisors have, in the past, acted in a manner to support all bank creditors”, adds Winsbury. “However, the global financial crisis has demonstrated that support can be provided selectively and bank recapitalisation costs shared with subordinated creditors without triggering any contagion, as was previously feared”.

In crisis-hit countries, this was in some cases accomplished through the introduction of laws or regulations allowing authorities to impose losses on subordinated debt holders through bail-in or resolution regimes. In other cases, governments were able to convince investors to voluntarily enter into distressed exchanges without any such legal powers.

Moody’s observes that the Australian bank regulator does not have the explicit legal power to selectively impose losses on bank creditors outside of a liquidation. However, as the Financial Stability Board noted in its 2 September 2013 report Progress and Next Steps Towards Ending “Too-Big-To-Fail”, Australia has made substantive progress in the implementation of the Key Attributes of Resolution Regimes. For instance, larger banks have been required to prepare “living wills”.

APRA also has the power to wind up and/or restructure an ailing bank’s operations. In doing so, its primary mandate is to protect Australian depositors, ahead of creditors.

In Moody’s view, in the case of one or more banks experiencing severe stress -- which their high ratings indicate to be a low probability event -- such recourse could be used to coerce subdebt holders into a distressed exchange, if not for the outright imposition of losses on them outside of liquidation.

“Accordingly, while some systemic support may still be available for subordinated debt in Australia, we view its predictability to have declined to the point where it is no longer appropriate to incorporate any uplift in the subordinated debt ratings of Australian banks”, concludes Winsbury.

This rating action relates only to Moody’s view on the potential for systemic support for the banks’ junior securities. It does not reflect any change in the banks’ intrinsic credit quality. Moody’s continues to rate Australian banks amongst the very strongest in the world on a stand-alone basis. Additionally, the rating agency continues to incorporate the potential for systemic support into the ratings of their senior obligations.

BACKGROUND

In recent years, losses have been imposed on the holders of junior securities during the resolution of troubled banks in crisis-hit countries. In the majority of cases, investors have suffered losses as a result of distressed exchanges, which do not necessarily require a developed resolution framework to be in place. Furthermore, experience has shown that such a framework can be developed quickly at times of stress.

As a consequence, Moody’s approach globally is now to assume, as a starting point, that no government support would be extended to the subordinated debt holders of a distressed bank, except where particular circumstances justify.

In the case of Australian banks, Moody’s concluded that Basel II compliant subordinated debt ratings should appropriately be positioned in line with its regular global approach. A detailed rationale for this decision can be found in a forthcoming report entitled “The World Has Changed: The Support Probability for Bank Subordinated Debt in Asia-Pacific Has Significantly Diminished”.

RATINGS AFFECTED

Australia and New Zealand Banking Group:

Subordinated debt: downgraded from (P)Aa3/Aa3 to (P)A2/A2

Junior subordinated debt: downgraded from (P)A2/A2(hyb) to (P)A3/A3(hyb)

Commonwealth Bank of Australia:

Subordinated debt: downgraded from (P)Aa3/Aa3 to (P)A2/A2

Bank of Western Australia Ltd (Original issuer of debt assumed by Commonwealth Bank of Australia):

Backed subordinated debt: downgraded from Aa3 to A2

National Australia Bank:

Subordinated debt: downgraded from (P)Aa3/Aa3 to (P)A2/A2

Junior subordinated debt: downgraded from (P)A1/(P)A2 to (P)A3/(P)A3

Westpac Banking Corporation:

Subordinated debt: downgraded from (P)Aa3/Aa3 to (P)A2/A2

Junior subordinated debt: downgraded from (P)A2/A2(hyb) to (P)A3/A3(hyb)

Westpac Banking Corporation (London Branch)

Subordinated debt: downgraded from (P)Aa3 to (P)A2

Junior subordinated debt: downgraded from (P)A2 to (P)A3

St.George Bank Limited (Original issuer of debt assumed by Westpac Banking Corporation):

Subordinated debt: downgraded from Aa3 to A2

Westpac Trust Capital NZ Limited:

Subordinated debt: downgraded from (P)Aa3 to (P)A2

Macquarie Group Limited:

Subordinated debt: downgraded from (P)Baa1 to (P)Baa3

Macquarie International Finance Limited:

Subordinated debt: downgraded from (P)Baa1 to (P)Baa3

Macquarie Bank Limited:

Subordinated debt: downgraded from (P)A3/A3 to (P)Baa2/Baa2

Suncorp-Metway Limited:

Subordinated debt: downgraded from (P)A2 to (P)A3

Junior subordinated debt: downgraded from (P)A3/A3(hyb) to (P)Baa1/Baa1(hyb)

Pref. Stock Non-cumulative: confirmed at Baa2(hyb)

Bank of Queensland Limited:

Subordinated debt: downgraded from (P)Baa2/Baa2 to (P)Baa3/Baa3

Bendigo and Adelaide Bank:

Subordinated debt: downgraded from (P)A3/A3 to (P)Baa1/Baa1

The principal methodology used in these ratings was Global Banks published in May 2013. Please see the Credit Policy page on www.moodys.com for a copy of this methodology.

REGULATORY DISCLOSURES

For ratings issued on a program, series or category/class of debt, this announcement provides certain regulatory disclosures in relation to each rating of a subsequently issued bond or note of the same series or category/class of debt or pursuant to a program for which the ratings are derived exclusively from existing ratings in accordance with Moody’s rating practices. For ratings issued on a support provider, this announcement provides certain regulatory disclosures in relation to the rating action on the support provider and in relation to each particular rating action for securities that derive their credit ratings from the support provider’s credit rating. For provisional ratings, this announcement provides certain regulatory disclosures in relation to the provisional rating assigned, and in relation to a definitive rating that may be assigned subsequent to the final issuance of the debt, in each case where the transaction structure and terms have not changed prior to the assignment of the definitive rating in a manner that would have affected the rating. For further information please see the ratings tab on the issuer/entity page for the respective issuer on www.moodys.com.

For any affected securities or rated entities receiving direct credit support from the primary entity(ies) of this rating action, and whose ratings may change as a result of this rating action, the associated regulatory disclosures will be those of the guarantor entity. Exceptions to this approach exist for the following disclosures, if applicable to jurisdiction: Ancillary Services, Disclosure to rated entity, Disclosure from rated entity.

The below contact information is provided for information purposes only. Please see the ratings tab of the issuer page at www.moodys.com, for each of the ratings covered, Moody’s disclosures on the lead analyst and the Moody’s legal entity that has issued the ratings.

Regulatory disclosures contained in this press release apply to the credit rating and, if applicable, the related rating outlook or rating review.

Please see www.moodys.com for any updates on changes to the lead rating analyst and to the Moody’s legal entity that has issued the rating.

Please see the ratings tab on the issuer/entity page on www.moodys.com for additional regulatory disclosures for each credit rating.

Patrick J Winsbury

Senior Vice President

Financial Institutions Group

Moody’s Investors Service Pty. Ltd.

Level 10

1 O’Connell Street

Sydney NSW 2000

Australia

JOURNALISTS: (612) 9270-8102

SUBSCRIBERS: (612) 9270-8100

Stephen Long

MD - Financial Institutions

Financial Institutions Group

JOURNALISTS: (852) 3758 -1350

SUBSCRIBERS: (852) 3551-3077

Releasing Office:

Moody’s Investors Service Pty. Ltd.

Level 10

1 O’Connell Street

Sydney NSW 2000

Australia

JOURNALISTS: (612) 9270-8102

SUBSCRIBERS: (612) 9270-8100

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